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                          METACHARGE MERCHANT AGREEMENT

TERMS AND CONDITIONS

This Agreement sets out the terms upon which Metacharge Limited (Company Number:
3950372) whose main office is located at 1 Amalgamated Drive, West Cross Centre, Great West Road, Brentford, TW8 9EZ, UK ("Metacharge" "We" "Us" "Our") agrees to provide services to Narrowstep Inc. ("Merchant" "You" "Your").

If You are a partnership or other entity comprising more than one person all such persons shall be jointly and severally liable for the performance of Your obligations notwithstanding the signatories to this Agreement.

This Agreement consists of these Terms and Conditions, the attached Schedules and any referenced or related documentation which We may issue from time to time.

1.      DEFINITIONS

        "Acquirer" means a Card Issuer, financial institution or other entity to which Metacharge will route Transaction data for authorisation, clearing and, where not remitted by Us, for settlement purposes. For the avoidance of doubt, We are not an Acquirer;

        "Card" means a current credit, debit or charge card that We may accept for processing, as notified to You from time to time;

        "Card Issuer" means a financial institution that issues Cards to Consumers;

        "Chargeback" means an invalid or disputed Transaction that is or may be charged to Us by an Acquirer;

        "Consumer(s)" means a consumer on the Merchant Site who has accepted Our Standard Terms;

        "Content/Material/Premium Service" means the digital assets or services including but not limited to text, video, audio, animations, still images, and other works of whatever nature, or the physical goods and services, which the Merchant makes available for sale, or use through the Merchant Site;

        "Disputed Transaction" means a Transaction which has been disputed by a Consumer, whether by notification to Us, to the Acquirer or to You;

        "Initial Period" means the period of one year commencing on the date hereof;

        "Intellectual Property Rights" means any and all rights, patents, trade and service marks, design rights, copyright, moral rights, know-how, trade secrets, database rights and other similar rights or obligations of any nature whatsoever, whether or not registered or capable of registration in any country;

        "Link" means a hypertext link or any of them from the Merchant Site to the Web Site, and from the Web Site to the Merchant Site;

        "Payment Transaction" means a Transaction processed with the intention of a Consumer incurring a liability or other obligation to make a payment;

        "Percentage Service Charge" means that part of the Service Charge based on a percentage of Transaction value as set out in Schedule 3;

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        "Per Transaction Service Charge" means that part of the Service Charge based on the number of Transactions and Chargebacks as set out in
        Schedule 3;

        "Merchant Site" means Your web site(s) at URL: www.narrowstep.com or such other site as notified to Us by You from time to time;

        "Refund" means a Transaction where a Payment Transaction is reversed with the intention of crediting a Consumer's account;

        "Relevant Tax" means value added tax, sales taxes, or any other similar liability to tax or duty;

        "Remittance" means the amount due and payable to You, calculated in accordance with Schedule 2;

        "Remittance Period" means the period between the date of the Transaction and the date on which Remittance in respect of that

        Transaction is due to You as set out in Schedule 3;

        "Service" means the provision of the Web Site software designed to enable a Consumer on the Web Site to pay (through one or more of the methods set out in Schedule 1) and to access the Link to the Content/Material/Premium Services;

        "Service Charge" means the charges and fees set out in Schedules 2 and 3 (including the Percentage Service Charge and the Per Transaction Service Charge) and such other charges as notified to You by Us from time to time;

        "Standard Terms" means Our standard terms and conditions of use by Customers as amended by Us from time to time;

        "Transaction" means any payment or Refund (approved or declined) made using the Service;

        "Web Site" means Our web site, at URL http://www.metacharge.com/ or such other site as notified by Us to You from time to time; and

        "Your Account" means the account or accounts in Your name established by Us for the purposes of collecting, holding, remitting, deducting or otherwise dealing in funds pursuant to this Agreement.

2.      LICENSES

2.1 You hereby grant Us a world-wide, non-exclusive, royalty-free right and license to use, display and reproduce Your trade marks and other Intellectual Property Rights solely in connection with the provision of the Service. We agree to adhere to Your reasonable usage guidelines, as notified in writing by You to Us from time to time.

2.2 You hereby warrant an represent that Our use of Your trade marks and other Intellectual Property Rights in carrying out the terms of this Agreement does not and will not infringe the Intellectual Property Rights or any other similar rights of any third party.

3.      OUR OBLIGATIONS

3.1 We will provide the Service in accordance with the specifications set out in the attached Schedules.


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3.2     We will accept Cards or other means of payment for the
        Content/Material/Premium Service You supply and upon which Transactions will be presented to Us by Consumers for authorisation, clearing and settlement purposes by the Acquirer only on the terms of this Agreement. You accept the risk associated with Card and other payments and You hereby agree that We shall be entitled to debit back amounts from Your Account for any Transaction or Transactions which is subsequently disputed even if authorised in accordance with this Agreement.

3.3 We shall carry out all necessary testing to ensure the Service enables Consumers to make payments by the methods listed in Schedule 1. If You are not satisfied with the results of the testing of the Service within 7 days of the completion of testing, this Agreement will terminate and We shall have no further liability to you. We will not be required to refund any amounts You have paid to that date.

3.4 We shall pay to Your bank account any Remittance due and payable subject to the provisions of this Agreement and in accordance with the payment terms set out in Schedule 2.

3.5     We will provide the Service to Consumers upon our Standard Terms.

3.6 We shall be permitted to disconnect a Consumer from the Service in the circumstances set out in the applicable Standard Terms.

4.      YOUR OBLIGATIONS

4.1 In consideration for Us providing You with the Service, You will pay Us the Service Charges and Relevant Tax.

4.2 We will notify you of a trading limit on Your aggregate value of Transactions calculated in respect of any one calendar month and You shall not exceed that trading limit without our prior written approval (to be given at our discretion). We may vary the trading limit at any time by notice to You.

4.3 You hereby warrant and represent that You have obtained all third party permissions with respect to the Content/Material/Premium Service as necessary to enable Us to exercise Our rights and perform Our obligations under this Agreement and You will be solely responsible for any associated fees, royalties, costs and liabilities arising from the unauthorised use of any of the aforementioned.

4.4     You hereby represent and warrant to Us as follows:

        4.4.1   You have the full right and power to enter into this Agreement;

        4.4.2 You are the owner of, or have the right to enter into this Agreement on behalf of the owner of, all right, title and interest, including copyright and other Intellectual Property Rights, if any, in and to any or all of the Content/Material/Premium Service (including, without limitation, all performing, recording, and/or synchronisation rights);

        4.4.3 You have obtained all permissions, approvals, consents and releases necessary to supply the Content/Material/Premium Service (including without limitation, the releases of all persons or organisations whose name, voice, likeness, portrayal, impersonation, or performance is included within it); and

        4.4.4 The provision and use of the Content/Material/Premium Service pursuant to this Agreement does not infringe the Intellectual Property Rights of any third party and is not in any other way unlawful.


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4.5     You shall ensure compliance with all applicable laws, regulations and orders in the execution and performance of this Agreement (including without limitation the Data Protection Act 1998 and all related legislation and regulations) and without prejudice to Our rights, You shall immediately bring to our attention in writing any circumstances that prevent or are likely to prevent compliance with this Agreement.

4.6 If We request You to do so, You will authorise your bank or other financial institution to pay on presentation all requests for payment of a direct debit initiated by Us or other similar payment method as notified by Us to You in respect of any amounts due to Us under this Agreement

5.      ACCEPTANCE & AUTHORISATION

5.1 If so offered by a Consumer We will accept for processing a Card or other payment which We are authorised to accept. Acceptance for processing and on-line authorisation of the Transaction does not guarantee payment by the Consumer or otherwise.

5.2 Acceptance of a Transaction by Us shall in no way either directly or indirectly prove or be deemed to prove the validity of any Transaction or Transaction receipts. We give You no assurances that any Transaction will be honoured or that we shall not exercise any Chargebacks or other rights of reduction or set-off under this Agreement even where such Transaction has been authorised.

6.      CHARGEBACKS, DISPUTED TRANSACTIONS & REFUNDS

6.1 In the event of any Chargeback in respect of Your Transactions, We shall be entitled to immediately debit Your Account (if not already debited as a Disputed Transactions) or to recover from You by other means the amount paid by Us in respect of the relevant Transaction(s). The Acquirer's decision shall be conclusive as to the determination of any Chargeback. Wherever possible, notice to You of a Chargeback shall be accompanied by an explanation of the reason for it.

6.2 Where We are notified of any invalid or Disputed Transaction, We will notify You of the same by email, fax or letter accompanied (wherever possible) by an explanation of the reason for it. We will indicate the Transaction as disputed and deduct and hold from Your Account an amount equal to the sum so disputed plus Our standard administration fee. You agree to investigate any and all Disputed Transactions and take all reasonable steps to resolve disputes with Consumers in a timely manner and to strictly follow the procedures for handling Disputed Transactions and Chargebacks of which We advise from time to time. We have the right to suspend the processing of any Transaction or withhold Remittance due to You of the amount of that Transaction until satisfactory completion of any investigation into the Disputed Transaction.

6.3 In the event that We consider in Our sole discretion that there is a high risk of Chargeback in connection with any Transaction or Transactions or in connection with You generally, We shall retain funds from any Remittance to cover the potential amount of such Chargeback. In the event that there are insufficient funds available in Your Remittances to adequately cover any Chargebacks, potential Chargebacks or any other potential liability likely to arise in connection with Your account, You shall on request provide such additional funds as We may specify to cover any or all of these sums.

6.4 We shall process Refunds only to the extent of the anticipated aggregate value of prospective Remittances based on Transactions actually processed after allowing for actual and prospective Disputed Transactions.

6.5 Any funds held by Us pursuant to clause 6.3 of this Agreement, shall in the event of termination of this Agreement be repaid to You in accordance with the terms set out in Schedule 4.


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7.      OWNERSHIP OF MATERIALS

7.1 We agree that, as between the parties to this Agreement, the Content/Material/Premium Services, and any and all right, interest and title, including Intellectual Property Rights contained therein, are and shall remain Your property, subject to the license granted to Us hereunder.

7.2 We shall have the right to retain possession of any and all tangible copies and reproductions thereof made by Us pursuant to this Agreement provided always that Our use of all such copies and reproductions is limited to the license granted to Us as described above and that We shall not make any additional copies or reproductions of such materials following the date of termination.

8.      CONSUMER INFORMATION

8.1 We shall collect the relevant information from Consumers, in accordance with the Act, at the time of registration for the Service and such other information throughout the term of this Agreement necessary to operate the Service (the "Service Details").

8.2 We shall not use the Service Details for any purposes other than carrying out the terms of this Agreement. This obligation shall continue in full force and effect notwithstanding termination of this Agreement.

9.      SERVICE AVAILABILITY

9.1 We shall make the Service available to You and the Consumers at all times except in the circumstances as set out in this Agreement including this clause 9 (the "Permitted Down Time").

9.2 Permitted Down Time shall be limited (in addition to the provisions of clause 18) to the suspension of the Service necessary:

        9.2.1 to enable Us to comply with an order or request from the Government, any competent regulatory body or other competent administrative authority, provided that We give You the maximum prior notice practicable in the circumstances and where reasonably possible adhere to clause 9.3; or

        9.2.2 to enable Us to carry out work relating to the upgrade of the Web Site and where reasonably possible adhere to clause 9.3.

        9.3 We shall use reasonable endeavors to ensure that all Permitted Down Time takes place during the hours of low usage of the Service (including Our standard internet maintenance window which occurs on Saturdays between 05:00 and 09:00).

10.     TERM & TERMINATION

10.1 Unless otherwise specifically agreed by the parties hereto, this Agreement shall come into force immediately on the date hereof as recorded in Our system records. At the end of the Initial Period, the term of this Agreement shall be automatically extended for additional consecutive periods of one year without notice save that a party may terminate this Agreement by the provision of written notice to the other party no less than thirty-days before the end of a then current one-year period, where such termination is effective from the end of that one-year period in which notice was properly given.

10.2 Either party may terminate this Agreement at any time by written notice in the event that the other party materially breaches this Agreement and fails to cure the breach within 30 days of written notice of such material breach.


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10.3    Without prejudice to any other rights a party may have, either party may terminate this Agreement on giving written notice to the other, taking immediate effect if an interim order is made or a voluntary arrangement approved, or if a petition for a bankruptcy order is presented or a bankruptcy order is made against the other party or if a receiver or trustee is appointed of its estate or a voluntary arrangement is approved or an administration order is made, or a receiver or administrative receiver is appointed of any of its assets or undertaking or a resolution or petition to wind the party up is passed or presented (otherwise than for the purpose of reconstruction or amalgamation), or if any circumstances arise which entitle the court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order.

10.4 We may suspend the Service and/or terminate the Agreement with immediate effect by written notice to you if:

        10.4.1 You fail to pay any amounts due to us by the due date or breach any warranty or other term of this Agreement or if any claim described in clause 14 occurs; or

        10.4.2 You fail to notify Us in writing in advance of any change in the nature of Your business or the Content/Material/Premium Service and/or good/services supplied; or

        10.4.3 anything happens to You or a matter is brought to Our attention which in Our opinion may affect Your ability or willingness to comply with all or any of Your obligations or liabilities under this Agreement; or

        10.4.4 anything happens in relation to You which in Our opinion could damage Our reputation, or could prove detrimental to Our business or may give rise to fraud or suspicion of fraud or other criminal activity including, without limitation, where We determine that the level of invalid transactions undertaken by You is excessive or unreasonable.

11.     CONSEQUENCES OF TERMINATION

Termination of this Agreement shall not affect any accrued rights or liabilities of either party, nor shall it affect the continuance in force of any payments required under Schedules 2 and 3, nor of the operation of clauses 6, 12, 13, 14, 15 or any provision expressed to survive termination.

12.     ANNOUNCEMENTS

Both parties agree not to disclose to any third party, other than to their respective bankers or other professional advisers on appropriate conditions of confidentiality, the fact of or details of this Agreement or any other agreement referred to in this Agreement. No press release or other communication whatsoever to be published by or in the media concerning the subject matter of this Agreement shall be published without the prior written consent of each of the parties hereto.

13.     LIABILITY

13.1 You are responsible for the Content/Material/Premium Service, including obtaining all necessary legal permissions and ensuring that the Content/Material/Premium Service does not violate UK law or the rights of any third party. You shall indemnify and keep Us indemnified against any loss, liability, damage, cost or expense (including reasonable legal fees) arising out of any claim, whatever their nature and however arising which may be brought against Us by reason of Your breach of any condition, warranty or representation made pursuant to this Agreement.

13.2 You shall indemnify Us and keep Us indemnified against all losses, costs, expenses, damages and liabilities and expenses (including reasonable legal expenses) incurred by Us as a result


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        of any claim brought against Us by any cardholder, Card Issuer, Acquirer or any other third party as a result of Your breach of the Agreement or Your acts or omissions in connection thereto (a "Claim"). Provided that upon receipt of any Claim, We shall promptly notify you of it in writing setting out in reasonable detail the basis for the Claim. We hereby agree that We shall not make any admission in respect of any Claim and that You shall have sole authority to procure the defense or commence the settlement of any Claim. You hereby agree to keep Us reasonably informed during the defense or settlement of any Claim and no final settlement in respect of any Claim shall be made without our prior written approval.

13.3 You agree that as between You and Us it is Your responsibility to prove to Our satisfaction that the debit of a cardholder's account was authorised by the genuine cardholder.

13.4 If a claim is brought against Us by a cardholder, a Card Issuer, Acquirer or other third party We will be entitled to settle or otherwise deal with it in Our sole discretion, including taking such steps as are reasonable to mitigate any potential loss we may incur and we will have the right to debit You for the costs of such actions.

13.5 Except in respect of death, or personal injury resulting from Our negligence, Our cumulative liability for any loss or damage arising from any breach of this Agreement by Us, shall be limited to the cost of reprocessing any Transactions which have been processed by Us.

13.6 Except as expressly provided in the Agreement, neither party shall have liability to the other in contract, tort or otherwise, including any liability for negligence or for breach of statutory duty for:

        13.6.1 any loss of revenue, business, contracts, anticipated savings or profits; or

        13.6.2  any indirect or consequential loss howsoever arising.

13.7 For the avoidance of doubt, We have no obligation to provide anything other than the Service and consequently (subject to the limitations set out in this clause 14) We shall not be liable to You for any claim, demands, expenses, costs or other liabilities arising out of or in respect of anything other than the provision of the Service in accordance with this Agreement including without limitation:

        13.7.1  the Merchant's Site or anything on it;

        13.7.2 any infringement of any third-party right from time to time contained on the Merchant Site;

        13.7.3 any act or omission of persons who may gain access to the Merchant's Site;

        13.7.4  the fraudulent utilisation by any person of the Service;

        13.7.5 any content or information entered by a Consumer in relation to the Service including email and use of any web space; or

        13.7.6 loss of revenue due to failure of Web Site or technical services.

13.8 Each of the Parties' liability to the other for death or injury resulting from its own or that of its officers', employees', agents' or sub-contractors' negligence shall be unlimited.

14.     CONFIDENTIALITY

14.1 Each party undertakes to the other that during the term of this Agreement and thereafter it shall keep and procure that its employees and agents shall keep secret and confidential, and not disclose to any third party any and all information or material of a confidential or


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        business nature relating to the other received or obtained in connection with this Agreement unless such information or material:

        14.1.1  is required by law to be disclosed by them; or

        14.1.2  is in the public domain otherwise than by breach of this clause.

14.2 As used herein, Confidential Information means: (i) the computer software and algorithms possessed by either party and all source documents relating to such computer software; (ii) proprietary business information of either party (including, without limitation, the names and addresses of Our information providers and suppliers), and business information that either party does not generally make available to the public; (iii) the methods, means, personnel, equipment and software by and with which either party provides its other products and services;
        (iv) any other information that either party reasonably designates, by notice in writing delivered to the other party as being confidential or a trade secret; and (v) all copies of the foregoing.

14.3 Notwithstanding the above, any party hereto may disclose any Confidential Information hereunder to such party's agents, attorneys and other representatives or any court of competent jurisdiction if so ordered or to any other party specifically empowered hereunder to act in the resolution of a dispute between the parties.

15.     INTELLECTUAL PROPERTY RIGHTS

Except as expressly stated in this Agreement, neither party shall acquire any rights to Intellectual Property Rights belonging to the other as a result of the provisions of this Agreement.

16.     NOTICES & VARIATION

16.1 Any written notice may be delivered in person or sent by email, post, airmail or by fax to:

        16.1.1 You at the address shown in Our records as notified by You from time to time; and

        16.1.2 Us at Metacharge, No1 Amalgamated Drive, West Cross Centre, Great West Road, Brentford, TW8 9EZ, UK.

16.2 Notices shall be deemed duly given 48 hours after posting by first class post (72 hrs if second class and airmail), or immediately if delivered in person or if by email or fax then at the time of transmission if within normal business hours failing which the start of the next business day.

16.3 We reserve the right at all times to vary the conditions of this Agreement. Except as stated in this Agreement as regards certain administrative matters, We shall give You thirty days prior written notice before any such change(s) takes effect. You may, upon receipt of written notice from Us showing Our changes to the Agreement terminate the Agreement by the giving of thirty days prior written notice to Us of such intention.

16.4 You agree that we may act on email notices or instructions which reasonably appear to emanate from You or Your authorised employee or agent.

17.     ASSIGNMENT & THIRD PARTY RIGHTS

17.1 You shall not assign or transfer all or any of Your rights or obligations under this Agreement without Our prior written consent. This Agreement shall be binding on all of Your successors, personal representatives, heirs and assigns.


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17.2    We may assign the benefit and/or burden of this Agreement and may use agents and subcontractors for the performance of any of our obligations or exercise of Our rights under this Agreement.

17.3 No term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it.

18.      FORCE MAJEURE

Neither party shall be liable to the other under the Agreement for any failure to perform or loss or damage which may be suffered by the other party due to any cause beyond the first party's reasonable control, including without limitation any act of God, inclement weather, failure or shortage of power supplies, network failures, inability to obtain telecommunications services, flood, drought, lightening or fire, the act or omission of Government, other telecommunications operator, war, military operations, acts of terrorism or riot, difficulty, delay or failure in manufacture, production or supply by third parties of equipment or services.

19.     ENTIRE AGREEMENT

19.1 This Agreement and the Schedules hereto represents the entire agreement and understanding between the parties in relation to its subject matter and supersedes all prior agreements, understandings or arrangements made by either party whether oral or written.

19.2 Each party acknowledges that it is not entering into this Agreement in reliance on any representation of the other except those contained in this Agreement and in the event of misrepresentation (other than fraudulent misrepresentation) the only remedy available shall be a claim for a breach of contract.

20.     WAIVER & SEVERABILITY

Failure by either party to exercise or enforce any right conferred by the Agreement shall not be deemed to be a waiver of any such rights, nor operate so as to bar the exercise or enforcement thereof or of any other right on any later occasion. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible and the other provisions of this Agreement shall remain in full force and effect.

21.     COUNTERPARTS

This Agreement may be executed in any number of counterparts which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by fax or electronic transmission.

22.     NO PARTNERSHIP

This Agreement does not constitute and shall not be construed as constituting a partnership between Us and You. Neither party shall have any right to obligate the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

23.     GOVERNING LAW

The Agreement shall be governed by and construed and interpreted in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English courts.


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                                   SCHEDULE 1

                             DESCRIPTION OF SERVICE

The Service supports the following payment methods;

1.      IVR (Interactive Voice Response)

        - national premium rate telephony access numbers as shown in Schedule 3

2.      PSMS (Premium Rate SMS)

        - national premium rate SMS shortcode numbers as shown in Schedule 3

3.      PayPal

4.      Credit Cards

        - Mastercard and Visa.

5.      Debit Cards

        - Visa Delta, Visa Electron, Switch and Solo.




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                                   SCHEDULE 2

                          SERVICE CHARGES & REMITTANCE

This schedule sets out the Service Charges to be applied to each Transaction in accordance with the Agreement of which it is part.

1.      Setup Fee (payable on application and non-refundable) as specified in
        Schedule 3

2. Monthly Service Charge (commencing one month from account approval) as specified in Schedule 3

3.      Remittance Period as specified in Schedule 3

4. All amounts are net of Relevant Tax and will be charged from the date Metacharge notifies you of your account approval.

5. On the 1st day of each month (or other such period as we may agree from time to time), We will send You a statement calculating (in accordance with Schedule 3) the amounts due in respect of Payment Transactions which are due following the Remittance Period and deducting the following:

        5.1.1   the Service Charge due;

        5.1.2   Refunds;

        5.1.3 Chargebacks and any Card scheme or similar fines passed on to Us by Our Acquirer in respect of Your Transactions;

        5.1.4 Disputed Transactions and any amounts reasonably required to cover potential or expected Refunds, Chargebacks or Disputed Transactions; and

        5.1.5 any other charges or amounts due to Us under this Agreement, including any Relevant Tax.

6. We will remit to You by direct bank transfer to a bank account nominated by You and agreed by Us and will deduct from the Remittance a charge to cover the bank charges for making the Remittance.

7. If the Remittance falls below (pound)100/$100/(euro) 100 such Remittance shall be carried forward to the next Remittance date.

8. We reserve the right to recover the Service Charges and Relevant Tax by debiting the amount from your bank account or Card account (in the event of insufficient funds being available from the next Remittance). The Percentage Service Charge on Transactions shall be as computed by Us calculated upon the gross value of Payment Transactions (without deduction of Refunds) processed by Us plus the value of Chargebacks debited to Your account. You will be responsible for Our additional costs resulting from Consumer disputes, Refunds, Chargebacks and Disputed Transactions.

9. We may hold back the amount of any excess trading over the agreed trading limit.

10. In the event that the value of all items listed in 6.1.1 to 6.1.5 exceed the value of all Payment Transactions falling due for Remittance on the Remittance date, the resulting shortfall may be held over by Us for deduction against the following Remittance when it shall be deducted from that Remittance together with any interest due. However, We reserve the right at any time to require payment (including by directly debiting Your bank account) of all or part of such shortfall in such currency as We determine.


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